Exhibit 10.1

NATIONAL MERCANTILE BANCORP
1880 Century Park East, Suite 800
Los Angeles, CA 90067

June 15, 2006

Mr. Scott A. Montgomery
National Mercantile Bancorp
1880 Century Park East, Suite 800
Los Angeles, CA 90067

Re:  Employment Agreement

Dear Scott:

Reference is made to your Employment Agreement dated as of January 1, 1999, as amended by that certain Assignment, Assumption and Amendment of Employment Agreement effective as of January 1, 2002 (the “Employment Agreement”). Capitalized terms used in this Letter Agreement and not otherwise defined in this Letter have the meanings ascribed to them in the Employment Agreement.

National Mercantile Bancorp (the “Company”) has concurrently herewith entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) that provides that the Company will merge into a newly formed Delaware subsidiary corporation that will immediately thereafter merge (the “Merger”) with FCB Bancorp, a California corporation (“FCB”).

You and the Company agree as follows in connection with the Merger Agreement (which agreement shall, to the extent applicable, amend your Employment Agreement):

1.       Your positions as an executive officer of the Company and its subsidiaries will terminate effective as of the closing of the Merger (the “Closing”). However, in light of the strong personal contacts you have with our borrowers and depositors on the Westside of Los Angeles and our Century City office, you and the Company agree that you will remain as a non-officer employee to consult and assist in the transition to the new executive management team. Your employment will terminate on March 31, 2007.

Your compensation from the Closing through March 31, 2007 will be as follows: Your Base Salary will be at the annual rate of $349,456 through December 31, 2006 and your incentive compensation for 2006 will be $349,456. For the period January 1, 2007 through March 31, 2007, you will receive total compensation of $74,728, payable in installments in accordance with the Company’s normal payroll practices.

(a)   If the Closing occurs, the Company shall pay to you (or as you direct), as severance, a total of $1,325,838, payable in equal monthly installments of $22,097.30 commencing on October 1, 2007 and continuing on the first day of each of the following 59 months. No interest or earnings shall accrue on such amount. The Company shall have the right to withhold from any payment due the amount of income and any other tax required to be withheld by the Company as employer by applicable law or regulation.

At your request, upon termination of your employment at March 31, 2007, the amount of the severance will be deposited for your benefit in a Rabbi Trust (the “Trust”) with a mutually acceptable trustee. The amounts in the Trust will be invested in United States treasury obligations and/or government guaranteed obligations or other mutually acceptable obligations, with all income to be distributed to the Company. The trustee of the Trust will withhold all payroll taxes as payments are made to you and distribute the withheld amounts to the Company for remittance to the appropriate taxing authorities. The Company’s personnel will perform services required by the Trust. The cost and expense of the Trust shall be borne by the Company. The Company shall have the right to defer the funding of the Trust if, in its sole discretion, it does not have sufficient funds to fund the Trust and pay its anticipated operating expenses; provided, however, that in such event the Company shall obtain such funds from one or more of its subsidiary banks by means of dividend or capital distribution, subject to any necessary regulatory approvals (and the Company will use its reasonable best efforts to obtain any necessary regulatory approvals).

This Agreement also constitutes the notice of non-renewal of your Employment Agreement under Section 8.4 of the Employment Agreement.

You have no obligation to seek other employment, and any payments you are entitled to receive from the Company following the termination of your employment may not be offset by any payments you receive from any subsequent employer.

2.       If the Closing occurs, for two years following the termination of your employment, the Company will continue to provide to you and your spouse all insurance benefits (including medical, dental, vision, life and long-term disability) that it provides to you and your spouse at the date of this Letter Agreement to the extent permitted under the terms of the respective plan and with premium and copayments by you to the extent currently required under the plans; provided that you shall monthly reimburse the Company for these costs for the first six months following termination of your employment, and at the end of such six month period, the Company will pay to you an amount equal to the amount of your reimbursement of the Company under this Section 2.

3.       On April 1, 2007, the Company will lease to you on an arm’s length basis or sell to you (for the wholesale bluebook value) free and clear of all liens and encumbrances the automobile that the Company is providing to you; on October 1, 2007, the Company shall, as the case may be, transfer to you the automobile and reimburse you for the lease payments that you have made or return to you the amount that you paid for the automobile.

4.       If the Closing occurs, and in lieu of your covenant under Section 9 of the Employment Agreement, you agree that until January 2, 2008, you shall not, alone or as a member, employee or agent of any partnership, or as an officer, agent, employee, director or stockholder of any other corporation, whether directly or indirectly, (a) solicit any then existing customer of the Company and its subsidiaries for the opportunity to provide any services of the kind offered to or provided to that customer by the Company or any of its subsidiaries, or (b) solicit for employment any person employed by the Company or any of its subsidiaries, or encourage or induce any such person to terminate his or her employment by the Company or any of its subsidiaries.

5.       For and in consideration of the payments and benefits set out in this Letter Agreement (which benefits exceed those you would otherwise have received under your Employment Agreement), you agree that as of the date of termination of your employment, and on behalf of yourself and your heirs, successors and assigns, you hereby finally and unconditionally release and discharge the Company, and any and all of its subsidiaries, affiliates and other related companies, as well as any and all of their officers, directors, agents, employees, partners, shareholders, attorneys, predecessors, successors and assigns (the “Released Parties”) from any and all claims, demands, liabilities, damages, obligations, actions or causes of action of any kind, known or unknown, past or present, arising out of, relating to, or in connection with your employment and the termination of your employment, except as set forth below.

The claims released by you include, but are not limited to: (a) claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, and fraud; (b) claims under federal, state or local laws prohibiting employment discrimination and claims under federal and state labor statutes and regulations, including, but not limited to, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, and the Fair Labor Standards Act, as well as any and all claims, demands, debts, and causes of action of whatsoever kind or nature, whether known or unknown, suspected or unsuspected, matured or unmatured, which you now have or claim to have or had at any time or claimed to have against the Released Parties in connection with your employment or termination of employment.

You agree, from and after the Closing, to forever refrain from instituting, initiating, prosecuting, maintaining or voluntarily participating in any lawsuit, claim or other proceeding in any jurisdiction or forum against any Released Party relating in any way to your employment or termination from employment.

This release does not, and the Company acknowledges that it does not, release the Company or its subsidiaries from any obligations: (i) under the Employment Agreement, except as expressly modified or terminated by this Letter Agreement (such as reimbursement of expenses and payments for accrued vacation); (ii) to indemnify you under the Employment Agreement, the Merger Agreement, the Bylaws of the Company or a subsidiary, or applicable law; or (iii) under this Letter Agreement. In addition, the Company agrees not to specifically exclude you from any policy of directors and officer’s liability insurance currently or hereafter maintained by the Company, provided that this covenant does not require the Company to maintain such insurance or to exclude certain c lasses of officers or directors as a group.

As a condition to its obligation to make any severance payments to you, the Company may require you to confirm that in writing that the release remains in full force and effect and covers all claims (other than the exceptions described in the preceding paragraph) through the date of termination of your employment.

6.       The release contained herein is intended to be complete and final and to cover not only claims, demands, liabilities, damages, actions and causes of action which are known, but also claims, demands, liabilities, damages, actions and causes of action which are unknown or which you do not suspect to exist in your favor which, if known at the time of executing this Agreement, might have affected your actions, and therefore you expressly waive the benefit of the provision of Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby waive and relinquish all rights and benefits which you have or may have had under Section 1542 of the California Civil Code or the law of any other state, country, or jurisdiction to the same or similar effect to the full extent that you may lawfully waive such rights.

7.       If the Closing occurs, the payments made by the Company pursuant to this Letter Agreement upon Closing supersede any severance or other compensation to which you are entitled pursuant to the Employment Agreement upon termination of your employment or upon a change of control, or upon any other severance plan or policy of the Company and its subsidiaries, including without limitation the payments under Sections 8 and 11 of the Employment Agreement.

8.       The agreements and obligations of the Company and you under Sections 2, 3, 4, 5, 6 and 7 of this Letter Agreement shall be conditioned upon your being an employee of the Company immediately prior to the Closing unless you are not an employee because either the Company terminated your employment without cause as permitted by Section 8.2.3 of the Employment Agreement or you resign for the reasons set forth in Section 8.3.3 of the Employment Agreement. If your employment terminates prior to the Closing for any other reason, your rights and obligations upon termination and/or change of control are those set forth in the Employment Agreement without modification by this Letter Agreement. If the Company terminates your employment prior to the Closing without cause, or if you resign for the reasons set forth in Section 8.3.3 of the Employment Agreement prior to the Closing, you shall be entitled to your benefits under the Employment Agreement and, if the Closing subsequently occurs: (i) the benefits under this Letter Agreement shall supersede the benefits under the Employment Agreement, and (ii) the Company shall be entitled to offset against payments owed under this Letter Agreement the amount of any severance payments paid to you under the Employment Agreement.

9.       If the Merger Agreement shall terminate without the consummation of the Merger, upon such termination this Letter Agreement shall terminate without action of the parties and shall be of no force or effect.

10.     The parties hereto understand that this agreement is a legally binding agreement that affects such party’s rights. You acknowledge that Troy & Gould P.C. served as counsel to the Company in connection with this agreement. You acknowledge and agree that you have received such advice of your own counsel as you have deemed necessary or desirable in connection with your decision to enter into this Letter Agreement.

11.     You represent that you have carefully read this entire Letter Agreement and that you know and understand its contents. You have had the opportunity to receive independent legal advice from attorneys of your choice with respect to the preparation, review and advisability of executing this Agreement. You further represent and acknowledge that you have freely and voluntarily executed this Agreement after independent investigation and without fraud, duress, or undue influence, with a full understanding of the legal and binding effect of this Agreement. You specifically acknowledge that you has been advised he have had twenty-one (21) days to review this Agreement, have had the opportunity to make counterproposals to the Agreement, and have been advised that you have ten (10) days after signing this Agreement to revoke this Agreement.

12.     This Letter Agreement and the Employment Agreement contains the sole and entire agreement and understanding of you and the Company with respect to the entire subject matter discussed herein, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Letter Agreement and the Employment Agreement are hereby merged herein. Without limiting the generality of the foregoing, this Letter Agreement and the Employment Agreement supersede all memos, drafts, correspondence, minutes and discussions relating to the termination of your employment and the severance and other benefits payable upon such termination and the timing of such payments.

13.     Except as specifically modified herein, the Employment Agreement shall remain in full force and effect.

If the foregoing confirms your understanding, please sign where indicated below and return a copy of this Letter Agreement to the Company.

Very truly yours,

NATIONAL MERCANTILE BANCORP

By	/s/ Robert E. Gipson
Its	Robert E. Gipson, Chairman of the Board

Agreed and accepted:

/s/ Scott A. Montgomery
Scott A. Montgomery